Exhibit 4.8

Eldorado Gold Corporation 1188 Bentall 5	TSX: ELD AMEX: EGO
550 Burrard Street	Tel: 604.687.4018 • Fax: 604.687.4026
Vancouver, British Columbia	Toll free: 1.888.353.8166
Canada V6C 285	E-mail: info@eldoradogold.com

CONSENT OF

Stephen Juras, P. Geo
Manager, Geology

Eldorado Gold Corporation

Board of Directors of Eldorado Gold Corporation

United States Securities and Exchange Commission

I consent to:

1.                                       The incorporation by reference in the Offer and Circular of Eldorado Gold Corporation (the “Company”), included as part of the Company’s Registration Statement on Form F-8 as filed with the Securities and Exchange Commission, of the description of the reports which were prepared under my direct supervision, the description of certain mineral resources of the Tanjianshan Mine as at December 31, 2007, the Kisladag Mine as at December 31, 2007 the Efemcukuru Project as at December 31, 2007 and the Vila Nova Iron Ore Project as at December 31, 2007; and

2.                                       The information that forms the summary of the Reports and the description of certain mineral resource estimates and other information pertaining to these projects and to the use of my name under the Offer and Circular and Registration Statement as a named expert.

Dated as of the 9th day of May 2008

/s/ Stephen Juras, P. Geo
Stephen Juras, P. Geo
Manager, Geology
Eldorado Gold Corporation